Thor Announces Improved Results For First Quarter; Continued Focus On Long-Term Strategic Goals

ELKHART, Ind., Dec. 2, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced improved financial results for the first quarter ended October 31, 2013. Highlights of the Company's financial results were as follows:

  Sales from continuing operations for the first quarter of fiscal 2014 were $800.0 million, up 5% from $761.4 million in the first quarter last year, driven by continued strong growth in motorized recreational vehicle (RV) sales, which was partially offset by a small decrease in towable RV sales.
  Gross profit margins improved to 13.1% in the first quarter compared to 12.1% in the prior year period.
  Net income from continuing operations for the first quarter was $36.4 million, up 27% from $28.7 million in the prior-year first quarter.  Including the discontinued operations of Thor's Bus business, net income for the first quarter was $41.1 million, up 33% from $31.0 million in the first quarter of fiscal 2013.  Results of discontinued operations included a gain on the sale of the Bus business of approximately $7.8 million.
  Diluted earnings per share (EPS) from continuing operations for the first quarter was $0.68, up 26% from $0.54 in the first quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the first quarter was $0.77, up 33% from $0.58 in the first quarter of fiscal 2013.
  Thor completed the acquisitions of Livin' Lite and Bison Coach during the first quarter, expanding its breadth of products in complementary towable RV markets.

"Thor made significant progress toward achieving our strategic goals over the past year and that is evidenced by our improved financial results," said Bob Martin, Thor President and CEO. "Despite these improvements, we faced a number of short-term challenges as we transitioned the first motorized production line to Wakarusa near the end of the first quarter, which created some start-up costs that may continue as we open a second line this quarter. We also closed two smaller production facilities on the west coast and are in the process of consolidating their production into our larger complex in Oregon. In addition to these events, we completed two acquisitions and built on our strategic foundation leaving us confident in our ability to meet the expectations of our dealers and customers while delivering improved results for our shareholders," he added.

Fiscal First Quarter Segment Highlights:

  Towable RV sales were $622.9 million for the first quarter, down 3% from $639.2 million in the prior year period. Income before tax was $45.6 million, up 7% from $42.7 million in the first quarter last year, primarily as a result of ongoing efforts to improve operating margins and efficiencies.
  Motorized RV sales were $177.1 million for the first quarter, up 45% from $122.2 million in the prior year first quarter. Income before tax was $13.4 million, up 60% from $8.4 million last year, which was driven primarily by increased sales volumes.
  Consolidated backlog on October 31, 2013 was $733.2 million, up 41.9% from $516.7 million at the end of the first quarter last year.  Towable RV backlog increased 13.5% to $419.8 million, compared to $369.9 million at the end of the first quarter of fiscal 2013.  Motorized RV backlog increased 113.6% to $313.4 million from $146.8 million a year earlier.

"Although our first and second quarters are generally characterized by a more seasonally competitive environment, Thor generated improved operating results for the first quarter of fiscal 2014," said Peter B. Orthwein, Thor Executive Chairman. "As we look ahead to the largest RV trade show of the year being held in Louisville this week, we have reason for optimism given the strength of our products and continued improvement in industry retail demand heading into the early retail show season in January."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2013 and 2012
($000's except share and per share data) (unaudited)

	3 MONTHS ENDED OCTOBER 31,
	2013	% Net Sales (1)	2012	% Net Sales (1)

Net sales	$ 799,963		$ 761,424

Gross profit	$ 105,183	13.1%	$ 92,303	12.1%

Selling, general and administrative expenses	48,341	6.0%	46,702	6.1%

Impairment charges	710	0.1%	-	0.0%

Amortization of intangible assets	2,838	0.4%	2,634	0.3%

Interest income, net	505	0.1%	773	0.1%

Other income, net	642	0.1%	428	0.1%

Income from continuing operations before income taxes	54,441	6.8%	44,168	5.8%

Income taxes	18,047	2.3%	15,419	2.0%

Net income from continuing operations	36,394	4.5%	28,749	3.8%

Income from discontinued operations, net of income taxes	4,714	0.6%	2,239	0.3%

Net income	$ 41,108	5.1%	$ 30,988	4.1%

Earnings per common share from continuing operations
Basic	$ 0.68		$ 0.54
Diluted	$ 0.68		$ 0.54

Earnings per common share
Basic	$ 0.77		$ 0.59
Diluted	$ 0.77		$ 0.58

Weighted avg. common shares outstanding-basic	53,205,004		52,928,467
Weighted avg. common shares outstanding-diluted	53,299,476		53,035,582

	SUMMARY BALANCE SHEETS - OCTOBER 31, ($000) (unaudited)

	2013	2012			2013	2012
Cash and cash equivalents	$ 294,982	$ 214,498	Current liabilities		$ 374,298	$ 311,841
Accounts receivable	239,691	215,768	Long-term liabilities		72,343	82,096
Inventories	197,227	225,820	Stockholders' equity		872,084	873,616
Deferred income taxes and other	58,523	51,111
Total current assets	790,423	707,197
Property, plant & equipment, net	146,692	166,647
Goodwill	253,276	245,977
Amortizable intangible assets	110,895	113,360
Other assets	17,439	34,372
Total	$1,318,725	$1,267,553			$1,318,725	$1,267,553

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com